Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

FOR IMMEDIATE RELEASE

HARSCO AMENDS CREDIT AGREEMENT;
INCREASES SIZE OF FACILITY TO $600 MILLION FROM $500 MILLION

CAMP HILL, PA (December 2, 2015) . . . Harsco Corporation (NYSE: HSC) announced today it has successfully entered into an amendment of its 2012 credit agreement that increases the credit available to the Company by $100 million, extends the termination date of the agreement to June 2019, and provides the Company additional flexibility under its financial covenants. The amended facility was issued through a consortium of 13 banks, led by Citigroup. The new facility includes a $350 million revolver and a $250 million term loan, as compared to a $500 million facility previously, and also now includes a maximum net leverage covenant of 4.0x through 2016.

“We are very pleased to have completed this refinancing, which provides the financial flexibility that we desired to support our strategic priorities,” said Pete Minan, Senior Vice President and Chief Financial Officer. “The extended facility also provides additional and substantial liquidity to support each of our businesses in the future, at an attractive cost of financing.”

At the end of the third quarter of 2015, the Company maintained net debt of approximately $800 million and a net debt to EBITDA ratio of 2.7x. The Company’s borrowing capacity and available cash at that time totaled approximately $200 million after adjusting for the Company’s previously announced repayment of its $250 million Notes during October 2015.

About Harsco Corporation

Harsco is a diversified, global engineered products and services company serving major industries that are fundamental to worldwide economic development, including steel and metals production, railways and energy. Harsco's common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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